UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

FOCUSED COMPOUNDING FUND, LP
ANDREW KUHN
GEOFF GANNON
JACOB MCDONOUGH

RALPH MOLINA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Focused Compounding Fund, LP, together with the other participants named herein (collectively, “Focused Compounding Group”), intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director-nominees at the upcoming annual meeting of shareholders of Parks! America, Inc., a Nevada corporation (“Parks!”), which is currently scheduled to be held virtually on June 6, 2024 at 10:00 a.m. Eastern Time (the “2024 Annual Meeting”).

Focused Compounding Fund, LP issued a press release on April 2, 2024. The press release is reproduced below:

Parks! America Needs Experienced Operators; Lisa Brady, the Current CEO, Isn’t One, states Focused Compounding Fund, L.P. in Open Letter

April 02, 2024 09:05 ET| Source: Focused Compounding Fund, LP

DALLAS, April 02, 2024 (GLOBE NEWSWIRE) -- Focused Compounding Fund, L.P. (“Focused Compounding”) raises concerns about Parks! America, Inc.’s (OTCPink: PRKA) (“Parks! America” or the “Company”) Chief Executive Officer, Lisa Brady, and her lack of operational skills in an open letter to the Parks! America’s Board of Directors, and advises stockholders that they have a choice on the future direction of the Company at the Company’s annual meeting scheduled for June 6, 2024. Focused Compounding urges stockholders to vote for Focused Compounding’s nominated director candidates. The full text of the letter follows.

To the Board of Parks! America:

Parks! America needs experienced operators on site running its parks.

The Company’s current CEO, Lisa Brady, is a remote worker with zero prior experience running actual parks.

The cornerstone of Focused Compounding’s plan for Parks! America – which will be implemented day 1 (June 7th) of the new term if Focused Compounding’s nominees are elected at the upcoming annual meeting – is to bring in experienced operators who (unlike Lisa) are committed to moving to the state in which the parks they run are located.

For months now, Focused Compounding has worked behind the scenes to recruit experienced operators committed to working in person – instead of remotely – and to start work the second the new board comes in.

Why are Focused Compounding (long a passive and supportive stockholder) and this Board fighting such a vicious fight over Parks! America?

The answer is Lisa Brady.

The general investing public may not know this.

But it’s time to drop the pretense.

Both you and we know the one and only reason Lisa Brady is the CEO of this Company and the one and only reason why you ran the search for a new CEO in such a weird way.

We believe Lisa was 100% onboard with pushing Dale out and cementing Chuck’s control of the Company.

Other candidates may not have been so pliable.

This proxy fight is the inevitable fallout from that boardroom coup.

Your lawyers can do a search of public company corporate history to see if the fight you’re fighting to preserve Lisa’s job is literally unprecedented. Based on my reading of thousands of 10-Ks over decades as an investor – I do believe the following sequence of events to be unique in the annals of public company history.

I can think of no other situation in which:

1) a non-manager was brought in as a director by an unelected board;

2) that non-manager was put on the committee tasked with finding a new CEO;

3) the non-manager helped select herself as the new CEO against the wishes of a large stockholder;

4) the non-manager then presided over the worst year of financial results in the Company’s history;

5) in the only election that CEO ever faced: a majority of votes cast specified the removal of the badly performing CEO; and then

6) the board continued on after this clear no-confidence vote from stockholders to fight an expensive proxy fight centered around the objective of preserving the job of that unwanted CEO.

Parks! America’s obsession with preserving who we believe to be an unqualified and badly performing CEO’s job at great cost to stockholders is wrong.

Preserving Lisa Brady’s job should not be the centerpiece of Parks! America’s corporate strategy.

Focused Compounding’s investment in Parks! America predates Lisa Brady’s involvement with the Company.

Lisa was snuck in the back door as a director (not a manager) long after Focused Compounding bought 17% of the Company.

For years, Focused Compounding was a passive and supportive stockholder as you will remember when reading the supportive letter Focused Compounding wrote to this board in 2020 (when Dale, not Lisa, was CEO) right here.

We are not activist investors. We were never involved in any activism of any kind or any dispute with any company in which we invested till the moment (in 2022) when the board of Parks! America made a terrible mistake.

They hired the wrong CEO.

The break between Focused Compounding and the current board began when Dale (an experienced operator) was maneuvered out as CEO and Lisa (a non-operator) was chosen as CEO. In doing this, the board passed over multiple inside and outside candidates with significant experience running parks.

Prior to joining Parks! America’s board, Lisa Brady had no established history with Parks! America and no established managerial history of any kind. She was essentially plucked at random to be added to the Board and then to be put on the very committee tasked with finding the Company’s new CEO. Not surprisingly, Lisa found herself.

How did this board failure happen?

Directors with serious concerns about the CEO selection process remained silent.

This resulted in the board picking a purported strategic thinker like Lisa, instead of an experienced operator.

The nature of this abrupt corporate pivot can be seen in how the Company describes Lisa’s experience:

“…strategic planning, mergers and acquisitions, investor relations, financial modeling…real estate development…M&A activities, resort and adjacent development and implementation of key growth initiatives…(and as) a sell-side analyst…”

For comparison, the CEO (Dale) who was pushed out to make room for Lisa had his experience described by Parks! America as:

“… President and CEO of Funtime Parks…from 1982 until 1994. Funtime consisted of three parks in New York and Ohio, and they generated total attendance of 2.6 million visitors in 1993…(Dale) has over 55 years of experience in the amusement/entertainment industry.”

Since Lisa became CEO, Parks! America has fired: Dale Van Voorhis (Chairman) and Mark Whitfield (Executive Vice President).

Other than Todd White (still CFO – and a way better choice to run the Company than Lisa), these were the only people high enough up in the Company to be named as part of management in recent 10-Ks.

They are also the only people at corporate who had experience running actual parks.

In contrast with Lisa’s lack of operating experience, Parks! America described former (Lisa fired him without warning the board) Executive Vice President Mark Whitfield’s operating experience as: “(Mark’s) 43 year amusement park career began…at Six Flags Theme Parks, where he was Manager of Games & Attractions, and Merchandise and Director of Revenue at six of the current and former Six Flags parks…a Senior Director of Revenue at PARC Management in Jacksonville, and…General Manager at Palace Entertainment parks in San Dimas, California and in the Wisconsin Dells…(Mark) brings extensive experience and consistent positive results in financial/EBITDA growth, employee development, marketing, operations and in-park revenue.”

Lisa had no such operating experience either inside or outside of Parks! America. She had only recently been brought in as a director and not a manager at Parks! America.

Whitfield’s involvement with Parks! America – like Focused Compounding’s – predates Lisa’s. He was already part of management.

Lisa wasn’t.

The board chose Lisa anyway.

In retrospect: I think most stockholders can now see what Focused Compounding saw at the time Lisa was being maneuvered in as CEO.

Lisa’s appointment as CEO represented what we believe to be a drastic and disastrous course change for Parks! America. It was a risky gamble that bet on strategy over substance, investor relations over park-level operations.

Back in 2020, the Company had an experienced operator as CEO (Dale) and an experienced operator as Executive Vice President. Today, Parks! America has no executive with experience running a park.

Back in 2020, Parks! America had completed nearly ten consecutive years of positive earnings and free cash flow.

Since Lisa took over as CEO, Parks! America has had negative earnings and negative free cash flow.

While Parks! America may blame this on weather, we believe this bad business performance is a result of the board putting a non-operator (Lisa) in charge of the Company and allowing her to fire literally all the experienced operators at the Company.

Since Lisa took over, Parks! America has lost all discipline in: capital spending, marketing spending, corporate overhead, and park-level headcount.

This is not surprising given Lisa’s lack of operations experience and her firing of all the executives with experience running actual parks.

Lisa’s operating track record is both brief and bad. The executives fired since Lisa became CEO each have individual track records that are both longer and better than Lisa’s.

The Board knew this when they appointed a non-operator like Lisa as CEO. You should have known this when you did not reverse your decision and fire Lisa in the face of ballooning cap-ex, marketing, corporate overhead, and headcount caused by Lisa’s inability to impose financial discipline on a now money losing (and cash burning) business.

Most importantly: you should know this now when you are spending many, many hundreds of thousands of dollars trying to keep Lisa in a job you should now realize she was never right for in the first place.

We believe Parks! America’s great long-term track record is a result of the disciplined decisions of experienced operators totally unlike Lisa.

We believe Parks! America’s terrible short-term track record is a result of Lisa’s recent undisciplined decisions.

Lisa is not an operator. And Lisa is not a numbers person. Her 2024 letter (which you can read here) includes literally zero financial information. Focused Compounding’s plan for Parks! America (which you can read and listen to here) lays out a ton of numbers in a very brief amount of space.

This sounds like a small point. It isn’t. Numbers are the language of business. And when an executive is willing – as Lisa was in her 2024 letter – to totally ignore all numbers, accountability goes out the window.

You can – as Lisa often does – put out a lot of positivity and platitudes when you don’t have to face any actual figures. This may be why Lisa didn’t take stockholder questions on the Company’s earnings call. In answering questions from investors: you’d have to face the cold, hard facts.

By not taking questions on the earnings call, Lisa pretends there is nothing in her performance to be critical of. By ignoring the fact that 57% of votes cast at the special election were in favor of removing her from the board, Lisa pretends stockholders don’t want her out.

In reality: stockholders do want Lisa out. And they have good reason to.

Lisa’s track record is bad. It is particularly bad in those areas where she has the most direct control: excessive cap-ex, excessive ad spending, excessive corporate overhead, and excessive hiring at the parks.

These are not revenue misses. They are not tornado related adverse events. These are controllable costs. Lisa has not only failed to control them. She shows no interest in reining them in during this year’s budget.

Lisa continues to have a relentlessly unrealistic growth focused mindset combined with a truly warped view of just how badly the Company is performing.

The financials tell Lisa she needs to apply the brakes. Instead she slams down on the gas.

Honestly: this is not just Lisa’s fault. This is also the board’s fault. You can see that in the bio the Company uses to describe Lisa’s experience in the 10-K. We believe the Company needed an experienced operator. They needed someone with financial and operational discipline. Instead they hired someone with experience on the sell-side and in investor relations, M&A, and growth initiatives.

Let’s get real here. Parks! America is not some Fortune 500 company in need of outside-the-box thinking.

This entire Company consists of nothing more than three drive-thru animal safaris. Two of these have never really made money. One (the Georgia park) is responsible for all the historical value creation in the stock.

Lisa has not done badly in those limited areas that are her core competencies. Read Lisa’s bio in the 10-K. Then think about those areas she has failed in. Those areas aren’t in the bio. They never were. The problem is that in the Venn diagram of “Lisa’s Skill Set” and “What Parks! America Needs” there is very, very little overlap.

Basically: what Parks! America needs to do right now is run the Georgia park well. Lisa has no experience running anything. And she certainly wasn’t going to agree to move to Georgia when she took the CEO job. We believe she’s the wrong person for the job.

Okay. So Lisa’s the wrong person for the job. That’s fine. But it’s only fine if Lisa recognizes that fact and delegates the operations that really matter to an experienced operator willing to move to Georgia who is incentivized with great pay for great performance.

Parks! America needs to be restored to positive earnings and positive free cash flow. The way to do that is not through fuzzy strategic thinking. It is through disciplined numerical goals set at corporate and then delegated to experienced on-site operators at the parks who are incentivized to hit those targets.

Lisa manages Parks! America remotely. You can see this in the press release the Company put out (read it here) announcing Lisa’s visit to the Georgia park. The reason Lisa’s visit to that key park is noteworthy is because Lisa never moved to Georgia when she became CEO.

I can not stress this enough: Parks! America needs someone with experience on the ground in Georgia—physically there. This Company is in deep trouble. It’s in turnaround mode. And you don’t run a turnaround remotely.

Lisa is the wrong person to restore financial discipline at Parks! America. And Lisa's house is the wrong place from which to be leading the drive toward restored financial discipline.

The Company does not need to pay Lisa $237,000 a year to think strategic thoughts from a far distant state.

Instead: the Company needs to take the money it wastes on Lisa and use it to put an experienced operator on the ground in Georgia.

Money now wasted on providing a base salary to Lisa should instead be used to pay a performance based bonus to an experienced on-site operator who can actually make a difference.

It is the park operators – not Lisa – who are going to turn Parks! America around. And it is the park operators – not Lisa – who should receive great pay for great performance.

We believe base salaries for remote corporate workers like Lisa are a waste of money. Pay-for-performance bonuses for the on-site operators is what Parks! America needs.

This is the only sensible way to impose the kind of operational discipline Parks! America needs to fight its way back into the black.

Literally the day after Lisa is out as CEO (hopefully to occur on June 7, the day after the annual meeting), the new board of Parks! America can start putting experienced operators on the ground at the Company’s parks.

Parks! America does not currently decentralize management. It does not pay general managers well. And it does not have a lucrative bonus plan in place to attract the very best talent in the industry.

As a result: we believe there are experienced operators unwilling to work for Parks! America while Lisa is there who are willing to work for Parks! America once the new board is in place.

Focused Compounding’s plan to restore profitability at Parks! America starts with cutting out corporate non-operators like Lisa and putting experienced operators in at the parks.

The best way to get experienced operators in at the parks is to get Lisa Brady out at corporate.

The current board is dead set on preserving Lisa’s job at any cost to stockholders. You hold the Company’s purse strings till the June 6th annual meeting. As a result, a lot of money that should be spent attracting experienced operators to run the parks will instead be spent trying to save Lisa’s job.

We can’t do anything to prevent that kind of wasteful corporate spending. All we can do is prioritize the hiring, paying well, and very heavily incentivizing of truly experienced operators if the Focused Compounding slate is elected at the June 6 annual meeting.

These are the people – the experienced operators actually at the parks – who will make or break an investment in Parks! America.

That’s the crux of the Focused Compounding plan. It’s about putting experienced operators in at the parks and incentivizing them to restore the financial discipline Lisa has obliterated these last few years.

It will take time. It will take work. And it will not be easy.

But it is a plan that will be implemented – not by a remote non-operator like Lisa – but by experienced operators paid based on the results they deliver at the parks they themselves run.

It’s very important to understand that Focused Compounding – unlike Lisa – is not pretending it can run these parks remotely.

We know what we can’t do.

Lisa is not an operator, but thinks she is. At Focused Compounding, we know we aren’t operators.

Focused Compounding understands the difference between what a board does, what a CEO does, and what the managers of each profit center do.

Focused Compounding can’t remotely run the parks any better than Lisa can. She’s bad at that. And we’d be bad at that too. What we can do is recruit the right people, incentivize them, and let them do what they do best.

Ultimately, we believe these local leaders are the ones who can get costs under control and profits and free cash flow back in the black.

Lisa’s job is not the most important job at Parks! America. The most important job is the General Manager of the Georgia park.

The problem at Parks! America is that the Company thinks it is remote experience at corporate and the thinking of grand strategic thoughts that matters.

No. What matters is getting the Georgia park run right.

Lisa can’t do that from halfway across the country. She doesn’t know how to run a park herself. And she is unwilling to hire and incentivize someone who does know how to run a park.

If Lisa makes $237,000 a year, you can be sure she’s not going to let anyone else at her Company make $238,000 a year.

Focused Compounding will.

We’ve already said we will work for free. That means we’re very happy to pay the best performer at the Company the most money.

Odds are the best performer won’t be a remote worker. They’ll be at one of the parks.

That’s where experience really matters.

And that is where Focused Compounding is going to bring experience back to Parks! America.

This fight shouldn’t be about saving someone’s cushy $237,000 a year remote job.

It should be about getting the parks performing again.

Focused Compounding will bring experienced operators in to run the parks. We will offer great pay for great performance.

Lisa won’t.

She needs to go.

Cutting this $237,000 a year remote worker from the payroll will eliminate corporate dead weight and allow the money to be re-invested where it matters most: in the people at the parks.

Lisa’s $237,000 will go a long way toward funding performance-based bonuses for the GM and workers at the Georgia park. They can do what Lisa can’t: turn this Company around.

They’re the ones who deserve that $237,000 – not Lisa.

Sincerely,

Geoff Gannon

Contact:

Andrew Kuhn (469) 207-5844

andrew@focusedcompounding.com

Additional Information and Certain Information Regarding the Participants

Focused Compounding Fund, LP (“FCF”) together with the other Participants named herein (“Focused Compounding Group”), intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with the 2024 annual meeting of Parks! America, Inc. (“Parks!”), which is currently scheduled to be held virtually on June 6, 2024 at 10:00 a.m. Eastern Time (the “2024 Annual Meeting”).

FOCUSED COMPOUNDING GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF PARKS! TO READ THE FORTHCOMING PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INVESTORCOM, 19 OLD KINGS HIGHWAY S., SUITE 130 DARIEN, CT 06820, PROXY@INVESTOR-COM.COM. SHAREHOLDERS MAY CALL TOLL-FREE: (877) 972-0090. BANKS AND BROKERS CALL: (203) 972-9300.

The participants in the proxy solicitation are expected to be (i) FCF, (ii) Focused Compounding Capital Management, LLC (“FCCM”), (iii) Andrew Kuhn, (iv) Geoff Gannon, (v) Jacob McDonough and (vi) Ralph Molina.

As of the date hereof, FCF currently directly owns 29,110,150 shares of Parks! common stock, $0.0001 par value (“Common Stock”). Mr. Kuhn is the managing member of FCCM, which is the general partner of FCF. Mr. Gannon is the portfolio manager of FCF. As the general partner of FCF, FCCM may be deemed the beneficial owner of the 29,110,150 shares of Common Stock beneficially owned by FCF. Messrs. Kuhn and Gannon may be deemed to each beneficially own the same number of shares of Common Stock as owned by FCF. Messrs. McDonough and Monila beneficially own no such Common Stock.